Exhibit 4.1

GOINSTANT, INC.

STOCK OPTION PLAN

ARTICLE 1

INTERPRETATION

1.1 Interpretation. In this Plan, the following terms shall have the following meanings:

(a)	“Affiliate” has the meaning given to it in the Securities Act (Ontario);

(b)	“Applicable Law” means the laws, regulations, orders and directives of any applicable jurisdiction, including the rules applicable under any securities laws and the rules applicable on any stock exchange or quotation system upon which the Corporation securities are or are proposed to be listed;

(c)	“Board” means the Board of Directors of the Corporation, or any committee of the Board designated by the Board to administer the Plan;

(d)	“Consultant” means an individual that is engaged to provide consulting, technical, management or other services to the Corporation or an Affiliate of the Corporation under a written agreement between the Corporation or the Affiliate and the individual, or a company or partnership of which that individual is an employee, shareholder or partner;

(e)	“Control”: a company shall be deemed to be controlled by an individual if:

(i)	voting securities of the company carrying more than 50% of the votes for the election of directors are held, otherwise than by way of security only, by or for the benefit of the individual; and

(ii)	the votes carried by such securities are entitled, if exercised, to elect a majority of the board of directors of the company,

and “Controlled” shall have a corresponding meaning;

(f)	“Corporation” means Goinstant, Inc. and its successors;

(g)	“Disability”:

(i)	has the meaning given to that or a similar term in any written employment or consulting agreement between the Corporation and the Eligible Person or in any written employment policy, manual or insurance policy of the Corporation; or

(ii)	if clause (i) does not apply, means a mental or physical state of an Eligible Person that results in the Eligible Person being unable, as a result of illness, disease, mental or physical disability or similar cause, as determined by a legally qualified medical practitioner selected by the Corporation, to fulfil the Eligible Person’s obligations to the Corporation either for any consecutive 180 day period or for any period of 180 days (whether or not consecutive) in any consecutive 365 day period;

(h)	“Eligible Person” means:

(i)	any director, officer, Consultant, or employee of the Corporation or any Affiliate of the Corporation (and includes any of these persons who are on an approved leave of absence authorized by the Board or the board of directors of any Affiliate) (an “Eligible Individual”); or

(ii)	a Personal Holding Corporation; or

(iii)	a Trust; or

(iv)	any person designated as an “Eligible Person” by the Board;

(i)	“Fair Value” means on any given date that amount determined by the Board, in its discretion, to be the fair market value of the Shares;

(j)	“Option” means an option, to purchase Shares, granted to a Participant under the Plan;

(k)	“Option Agreement” has the meaning given to such term in Section 4.4;

(l)	“Participant” means such Eligible Persons as are granted or hold options to purchase shares by the Board pursuant to the Plan and includes the relevant Eligible Individual with respect to Options held by a Personal Holding Corporation or Trust;

(m)	“Personal Holding Corporation” means a corporation, Controlled by an Eligible Individual, the issued and outstanding shares of which are beneficially owned, directly or indirectly, only by such Eligible Individual and/or the spouse, children and/or grandchildren of such Eligible Individual;

(n)	“Plan” means this Stock Option Plan, as it may be amended from time to time;

(o)	“Shareholders Agreement” means the Corporation’s unanimous shareholder agreement, as it may be amended from time to time in accordance therewith;

(p)	“Shares” means the common shares in the capital of the Corporation;

(q)	“Termination Date” means the date on which a person ceases to be an Eligible Person under this Plan;

(r)	“Trust” means a trust governed by a registered retirement savings plan established by and solely for the benefit of an Eligible Individual and “Trustee” shall mean the trustee in respect of the Trust;

(s)	“Voting Trust Agreement” means the Corporation’s form of voting trust agreement, as it may be amended from time to time in the sole discretion of the Corporation and in accordance therewith; and

(t)	“Voting Trustee” has the meaning given to it in the Voting Trust Agreement.

ARTICLE 2

PURPOSE OF THIS PLAN; THE SHARES

2.1 Purpose. The purpose of this Plan is to advance the interests of the Corporation and its shareholders by providing to Participants a performance incentive for continued and improved service with the Corporation and its Affiliates and by enhancing such persons’ contribution to increased profits by encouraging capital accumulation and share ownership.

2.2 Shares Subject to this Plan. Options may be granted in respect of authorized and unissued Shares, provided that the aggregate number of Shares reserved for issuance upon the exercise of all Options granted under this Plan, subject to any adjustment of such number pursuant to the provisions of this Plan, shall not exceed such number as may be determined by the Board from time to time and (if required) approved by any relevant stock exchange or other regulatory authority and (if required), by all or a specified majority of the shareholders of the Corporation. Shares which are not purchased, as a result of Options having terminated or expired without being exercised, shall not be counted for purposes of the foregoing and shall be available for subsequent Options. No fractional Shares may be purchased or issued under this Plan.

ARTICLE 3

ADMINISTRATION OF THIS PLAN

3.1 Administration of this Plan. This Plan will be administered by the Board. The Board will have full authority to administer this Plan including the authority to interpret and construe any provision of this Plan and to adopt, amend and rescind such rules and regulations for administering this Plan as the Board may deem necessary in order to comply with the requirements of this Plan. All actions taken and all interpretations and determinations made by the Board in good faith will be final and conclusive and will be binding on Participants and the Corporation. No member of the Board will be personally liable for any action taken or determination or interpretation made in good faith in connection with this Plan. The appropriate officers of the Corporation are hereby authorized and empowered to do all things and execute and deliver all instruments, undertakings and applications and writings as they, in their absolute discretion, consider necessary for the implementation of this Plan and of the rules and regulations established for administering this Plan. All costs incurred in connection with administration of this Plan will be for the account of the Corporation.

3.2 Authority of the Board. The Board shall have, in addition to any powers expressly granted in this Plan, the power to:

(a)	adopt policies, rules and regulations and prescribe forms and procedures for implementing this Plan;

(b)	determine the Eligible Persons to whom Options may be granted;

(c)	grant Options to Eligible Persons and, with their consent, amend such Options to such extent as the Board would have been authorized hereunder to initially grant;

(d)	determine the terms of any Option grant, including any limitations, restrictions and conditions upon any Option grant, including, without limitation, the exercise price of Options, the time or times at which Options may be granted, and the time or times at which an Option may be exercisable and the duration of the exercise period;

(e)	issue Shares upon the exercise of Options;

(f)	effect any repurchase of Shares, Options or other rights contemplated by this Plan;

(g)	lower the exercise price of an Option after it has been granted, cancel an Option in exchange for a new Option or security, or take any other action that would be considered repricing of an Option under GAAP;

(h)	make exceptions to this Plan in such circumstances as the Board may determine;

(i)	interpret this Plan and adopt, amend or rescind any administrative guideline and other rule or regulation relating to this Plan as it may from time to time consider advisable, subject to any approval required under Applicable Law;

(j)	delegate any or all of its power and authority under this Section to such persons or groups of persons on such terms and on such conditions as the Board may in its absolute discretion determine; and

(k)	make all other determinations and take all other actions in connection with the implementation and administration of this Plan as it may consider necessary or advisable.

(2)	The Board’s guidelines, rules, regulations, interpretations and determinations will be conclusive and binding upon all parties.

3.3 Fair Value. The Board will, not less than once per calendar year, determine the Fair Value. The Board shall have regard to such factors as it considers relevant in making a determination of Fair Value, and subject to this Section may determine Fair Value as frequently as it determines circumstances warrant. Subject to any Applicable Law, if the Shares are listed on The Toronto Stock Exchange or another stock exchange designated for such purpose by the Board, the Fair Value shall be the weighted average trading price of the Shares on such stock exchange on the last trading day on which Shares traded prior to the date on which an Option is granted, provided that if no Shares traded in the five trading days prior to the date on which an Option is granted, the Fair Value shall be the average of the closing bid and ask prices on the last trading day prior to the date on which an Option is granted.

ARTICLE 4

OPTIONS AND OPTION GRANTS; EXERCISE OF OPTIONS

4.1 Grant of Options. Subject to the terms of this Plan, the Board may, from time to time, grant Options to Eligible Persons to purchase that number of Shares that the Board, in its absolute discretion, determines. No person shall enjoy any part of the rights or privileges of a holder of Shares subject to Options until that person exercises an Option in accordance with this Plan.

4.2 Option Exercise Price. Subject to any determination by the Board in the case of any particular grant of an Option, the exercise price per Share of an Option shall be not less than the Fair Value per Share on the date the grant of the Option is effective.

4.3 Option Expiry, Vesting and Exercise.

(1)	Options granted must be exercised within such period of time as shall be determined by the Board, provided that no Option may be exercised later than seven (7) years after the date of grant (or within any lesser period that the applicable grant, this Plan or any applicable law or regulatory authority may require). No Option may be exercised after its stated expiration date.

(2)	The Board will determine when any Option will become exercisable and may determine that an Option will be exercisable in instalments. If not otherwise determined by the Board, 25% of the number of Options granted will vest on the first anniversary of the grant and thereafter 1/36 of the number granted will vest on the last day of each month after such anniversary, beginning on the last day of the month in which such anniversary falls, until such time as the total number of Options have vested, subject to early termination in accordance with this Plan, with any part Shares due to rounding vesting in the last month.

(3)	No part of an Option shall vest unless the Participant is an Eligible Person on the date on which such vesting would otherwise occur, and all vesting of an Option shall cease on the date that the Participant ceases to be an Eligible Person. An Option or portion thereof that has not vested on or prior to the Termination Date will no longer be exercisable.

(4)	If a Participant ceases to be an Eligible Person as a result of:

(a)	the termination by the Corporation without cause of the Participant’s employment or engagement;

(b)	the retirement of the Participant;

(c)	the resignation of the Participant; or

(d)	the expiration of a Consultant’s contract,

each Option held by the Participant which has vested on or prior to the Termination Date will cease to be exercisable at 11:59 p.m. (Toronto time) on the day that is ninety (90) days after the Termination Date unless otherwise determined by the Board.

(5)	If a Participant ceases to be an Eligible Person as a result of the termination by the Corporation for cause or for breach of the Participant’s employment or engagement or for the removal of a director from office, each Option held by the Participant which has vested on or prior to the Termination Date will cease to be exercisable immediately upon receipt of the Corporation’s notice of termination.

(6)	On the Disability or death of a Participant, each Option held by the Participant which has vested on or prior to the date of Disability or death will cease to be exercisable at 11:59 p.m. (Toronto time) on the day that is sixty (60) days after the date of Disability or death. In the event of death, the legal representative(s) of the Participant shall have the right to exercise vested Options in accordance with this Plan.

(7)	An Option may be exercised at any time, or from time to time, during its term as to any number of whole Shares which are then available for purchase; provided that unless fewer remain unexercised no partial exercise may be for less than 100 whole Shares. A Participant electing to exercise an Option shall give written notice of the election to the Board, in the form of Schedule 2 or in any other form prescribed by the Board. The aggregate amount to be paid for the Shares to be acquired pursuant to the exercise of an Option shall accompany the written notice.

(8)	In the event a Participant takes an approved leave of absence (whether with or without pay), for more than thirty (30) days, but where the Participant returns to its employment, the vesting of the Options shall be deferred by the length of the absence, but the term of the Options will not be extended.

(9)	Notwithstanding the provisions of Sections 4.3(3) to 4.3(8) inclusive, the Board may, in its discretion, at any time prior to or following the events contemplated in such sections, permit the exercise of any or all Options held by the Participant in the manner and on the terms authorized by the Board.

4.4 Ceasing to be an Eligible Person. A Participant will cease to be an Eligible Person on the earliest of:

(a)	the last day of the notice period if the Corporation or its Affiliate gives the Participant notice of termination of employment, or the Participant gives the Corporation or its Affiliate notice of resignation of employment, and the Participant continues to work during any notice period;

(b)	the date on which the Participant gives the Corporation or its Affiliate notice of resignation from employment, if the Participant does not work during any notice period;

(c)	the date on which the Corporation or its Affiliate gives the Participant notice of termination of employment (with or without cause) or notice of removal from the Board, and not the date on which any period of notice of termination (whether statutory, common law or contractual) expires, if the Participant does not work during any notice period;

(d)	the date of the Participant’s retirement from employment;

(e)	the date of the Participant’s death or Disability;

(f)	if the Participant is a Consultant, the date on which (A) the Corporation or its Affiliate gives the Participant notice of termination of the Participant’s consulting contract with the Corporation or any Affiliate of the Corporation, whether with or without cause, or (B) the Participant gives the Corporation or its Affiliate notice of termination of such contract, whether with or without cause, or (C) such contract expires;

(g)	the date on which the Participant otherwise fails to meet the criteria set out under the definition of an Eligible Person; and

(h)	in any other case, the actual date on which both the Participant and the Corporation had actual notice that the Participant’s employment or service as a Consultant would cease on a particular date.

For greater certainty, the above dates will apply whether or not the Participant receives or is entitled to receive any payment in lieu of notice.

4.5 Agreements. All Options shall be evidenced by an agreement between the Corporation and the Participant (including, if applicable, the Eligible Individual in question together with the Personal Holding Corporation or Trustee which is to acquire the Options) in the form of Schedule 1, or in such other form as the Board may from time to time or in respect of any particular Participant determine (the “Option Agreement”). It shall be a condition precedent to the exercise of any Option that the Participant (and, if applicable, the applicable Eligible Individual together with the Personal Holding Corporation or Trustee which is to acquire the Options) also execute and deliver to the Corporation (i) an assumption agreement in such form as the Corporation may from time to time determine, under which the foregoing Persons become a party to the Shareholders Agreement; and (ii) an assumption agreement in such form as the Corporation may from time to time determine, under which the foregoing persons become a party to the Voting Trust Agreement. The Shareholders Agreement and Voting Trust Agreement each provide for restrictions on a Participant’s rights in respect of the applicable Shares. Copies of the then current forms of the Shareholders Agreement and Voting Trust Agreement are available for inspection by Participants on request. Any one officer of the Corporation is authorized and empowered to execute and deliver, for and on behalf of the Corporation, such agreements to such persons.

4.6 Retirement Savings Plans. Eligible Individuals may, in their sole discretion, elect to have some or all of any Options to be granted to them to instead be granted to a Trust or to a Personal Holding Corporation Controlled by them. Such election must be made prior to the execution of the Option Agreement. For the purposes of this Plan, Options held by Trusts established for the benefit of the Eligible Individual or by the Personal Holding Corporation of an Eligible Individual shall be considered to be held by that Eligible Individual.

4.7 Additional Conditions on Exercise. Notwithstanding any of the provisions of this Plan or any Option or Option Agreement, the Corporation’s obligation to issue Shares to a Participant pursuant to the exercise of any Option shall be subject to:

(a)	completion of such registration or other qualification of such Shares or obtaining approval of such governmental or regulatory authority as the Corporation shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof;

(b)	the admission of such Shares to listing on any stock exchange on which the Shares may then be listed; and

(c)	the receipt from the Participant of such representations, warranties, agreements and undertakings as the Corporation determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction.

4.8 Registration of Certificates for Shares. No Participant will receive a Share certificate upon the exercise of an Option. Share certificates representing Shares issuable upon the exercise of Options shall be issued in the name of and deposited with the Voting Trustee, subject to the terms of the Voting Trust Agreement and the Shareholders Agreement.

ARTICLE 5

CERTAIN TRANSACTIONS

5.1 Subdivisions, Consolidations, Etc. Appropriate adjustments as regards Options granted or to be granted, in the number of Shares which are available for purchase and/or in the purchase price for such Shares under the Plan and to the maximum number of Shares available for issuance under the Plan shall be made by the Board to give effect to the number of Shares of the Corporation resulting from subdivisions, consolidations or reclassifications of the Shares, the payment of stock dividends by the Corporation (other than dividends in the ordinary course) or other changes in the capital stock of the Corporation which the Board may, in its discretion, consider relevant for purposes of ensuring that the rights of Participants are not prejudiced thereby (including amalgamations, mergers, reorganizations, liquidations and similar material transactions), subject to the approval, if required, of any stock exchange on which the securities of the Corporation may be listed.

5.2 Certain Transactions. If: (a) the Corporation proposes to enter into a transaction contemplated in Subsection 182(1) of the Business Corporations Act (Ontario); (b) the Corporation proposes to make an issuer bid for all or substantially all holders of shares or proposes to enter into a merger, amalgamation or other corporate arrangement or reorganization or to liquidate, dissolve or wind-up; (c) an offer to purchase all (or any and all) of the outstanding shares of the Corporation is made by a third party; (d) there occurs or is proposed a sale or transfer of all, or substantially all, of the undertaking, property or assets of the Corporation; or (e) there occurs a mandatory escrow or repricing of unexercised Options pursuant to a request made by an underwriter or securities regulatory body in connection with an initial public offering of securities of the Corporation, the Board may determine the manner in which any unexercised Option granted under this Plan shall be treated including, for example, requiring the escrowing of any such Option, permitting the conditional exercise of any such Option, repricing any such Option’s exercise price, requiring the acceleration of the expiry time for the exercise of all or a portion of any such Option by the Participant and of the time for the fulfillment of any conditions or restrictions on such exercise, and/or declaring that any (or a portion of any) outstanding Option shall be automatically vested and exercisable in full or in part. All determinations of the Board pursuant to this Section 5.2 shall be final.

5.3 Idem. If at any time after the grant of an Option to any Participant and prior to the expiration of the term of such Option, the Shares shall be reclassified, reorganized or otherwise changed, otherwise than as specified in Section 5.2, or the Corporation shall consolidate, merge or amalgamate with or into another corporation (the corporation resulting or continuing from such consolidation, merger or amalgamation being herein called the “Successor Corporation”) the Participant shall be entitled to receive upon the subsequent exercise of his or her Option in accordance with the terms hereof and shall accept in lieu of the number of Shares to which he or she was theretofore entitled upon such exercise, but for the same aggregate consideration payable therefor, the aggregate number of shares of the appropriate class and/or other securities of the Corporation or the Successor Corporation (as the case may be) and/or other consideration from the Corporation or the Successor Corporation (as the case may be) that the Participant would have been entitled to receive as a result of such reclassification, reorganization or other change or consolidation, merger or amalgamation, if on the record date of such reclassification, reorganization or other change or the effective date of such consolidation, merger or amalgamation, as the case may be, he or she had been the registered holder of the number of Shares to which he or she was theretofore entitled upon such exercise.

ARTICLE 6

GENERAL

6.1 Transferability. Options may only be exercised by the Participant (including a Trust or Personal Holding Corporation), and upon the Participant’s death, the legal representative of his or her estate. Options are non-assignable and, accordingly, a Participant exercising an Option may subscribe for Shares only in his or her own name, on behalf of a Trust, in the name of his or her Personal Holding Corporation or in his or her capacity as a legal representative. Upon any attempt to, directly or indirectly, transfer, assign, pledge, hypothecate or otherwise dispose of an Option contrary to the provisions of this Plan, or upon the levy of any attachment or similar process upon an Option or upon the bankruptcy of a Participant, the Option shall, at the election of the Corporation, cease and terminate and be of no further force or effect whatsoever.

6.2 Withholding Amounts. The exercise of each Option granted under this Plan is subject to the condition that if at any time the Corporation determines, in its discretion, that the satisfaction of withholding tax or other withholding liabilities is necessary or desirable in respect of such exercise, such exercise is not effective unless such withholding has been effected to the satisfaction of the Corporation. In such circumstances, the Corporation may require that a Participant pay to the Corporation, in addition to and in the same manner as the exercise price for the Shares, such amount as the Corporation is obliged to remit to the relevant taxing authority in respect of the exercise of the Option. Any such additional payment is due no later than the date as of which any amount with respect to the Option exercised first becomes includable in the gross income of the Participant for tax purposes.

6.3 Substitute Options. The Corporation may grant Options under the Plan in substitution for options held by employees or directors or consultants of another corporation who become Eligible Persons as the result of a merger or consolidation of the employing corporation with the Corporation, or as a result of the acquisition by the Corporation of property or securities of the employing corporation. The Corporation may direct that substitute Options be granted on terms and conditions that the Board considers appropriate in the circumstances.

6.4 Other Employee Benefits. The amount of any compensation deemed to be received by a Participant as a result of the exercise of an Option or the sale of Shares received upon an exercise of an Option will not constitute compensation with respect to which any other employee benefits of that Participant are determined, including, without limitation, benefits under any bonus, pension, profit-sharing, life insurance or salary continuation plan, except as otherwise specifically determined by the Board.

6.5 Compliance with Statutes and Regulations. The granting of Options and the sale and delivery of Shares under this Plan shall be carried out in compliance with Applicable Law. If the Board determines in its discretion that, in order to comply with any such statutes or regulations, certain action is necessary or desirable as a condition of or in connection with the granting of an Option or the issue or purchase of Shares under an Option, that Option may not be exercised in whole or in part unless that action shall have been completed in a manner satisfactory to the Board. Nothing herein shall be deemed to require the Corporation to apply for or to obtain any required listing, registration, qualification, consent or approval. For greater certainty, the Corporation shall not be required to qualify for distribution the Options or the Shares purchaseable thereunder pursuant to a prospectus or registration statement.

6.6 No Right to Employment. Nothing in this Plan or any Option shall confer upon a Participant any right to continue or be re-elected as a director of the Corporation or any right to continue in the employ or service of the Corporation or any Affiliate of the Corporation, or affect in any way the right of the Corporation or any Affiliate of the Corporation to terminate his or her employment at any time; nor shall anything in this Plan or any Option be deemed or construed to constitute an agreement, or an expression of intent, on the part of the Corporation or any Affiliate of the Corporation, to extend the employment of any

Participant beyond the time which he or she would normally be retired pursuant to the provisions of any present or future retirement plan of the Corporation or any Affiliate of the Corporation or any present or future retirement policy of the Corporation or any Affiliate of the Corporation, or beyond the time at which he or she would otherwise be retired pursuant to the provisions of any contract of employment with the Corporation or any Affiliate of the Corporation.

6.7 Amendments to and Administration of this Plan. The provisions of this Plan may be amended at any time and from time to time by resolution of the Board without the consent of the Participants and this Plan, as amended, shall govern the rights and obligations of the Corporation and the Participants with respect to all then outstanding Options; provided that: (a) unless the change is required by any securities commission, stock exchange or other governmental or regulatory body of any jurisdiction to which this Plan or the Corporation now is or hereafter becomes subject, or is made by the Board in the course of a financing of the Corporation at the request of an investor, no such action may materially and adversely affect the rights of a Participant under any Options then outstanding without the consent of such Participant; and (b) if required by applicable law or the rules of any stock exchange on which the securities of the Corporation are then listed, shareholder approval and other regulatory approval of the amended form of this Plan is received. Pending such required approvals, additional Options may be granted under the provisions of this Plan, as amended, provided that all such required approvals are received prior to the issuance of any Shares of the Corporation on the exercise of any such additional Options.

6.8 Termination of Plan. The Board may terminate this Plan at any time in its absolute discretion. If this Plan is so terminated, no further Options shall be granted, but the Options then outstanding shall continue in full force and effect in accordance with the provisions of this Plan.

6.9 Successor Corporation. This Plan applies without any further formality or action to any corporation resulting from the amalgamation of the Corporation with one or more other corporations.

6.10 Shareholders Agreement. The terms of the Plan and of any Option granted hereunder (including the terms of any option agreement) shall be subject to the provisions of the Shareholders Agreement. In the event of any inconsistency or conflict between the provisions of the Shareholders Agreement and this Plan or any Option (including the provisions of any option agreement), the provisions of the Shareholders Agreement shall prevail.

6.11 Compliance with Legislation and Certain Other Requirements.

(1)	The Corporation is not obligated by this Plan or any grant under it to, and will not, take any action required, permitted or otherwise contemplated by this Plan except in accordance with Applicable Law. The Board may postpone or adjust any exercise of any Option or the issue of any Shares pursuant to this Plan or refrain from taking any action or exercising any right required, permitted or contemplated by the Plan as the Board in its discretion may deem necessary in order to permit the Corporation to ensure compliance of this Plan or the issuance of Shares pursuant to it with Applicable Law.

(2)	If the Shares are listed on a stock exchange, the Corporation will have no obligation to issue any Shares pursuant to this Plan unless the Shares have been duly listed, upon official notice of issuance, on that stock exchange.

(3)	If Applicable Laws prevent the exercise of an Option or the issue of a Share, the Board may, in addition to the rights referred to above, choose to address the economic value of a Participant’s rights in whatever manner it deems to be reasonable in the circumstances, and action taken by the Corporation in consequence of that determination will be deemed to have satisfied the Corporation’s obligations as they would otherwise have existed.

6.12 Governing Law. This Plan, any Option Agreement, and any determinations made and actions taken in connection with this Plan, shall be governed by and construed in accordance with the laws of the province of Ontario and the laws of Canada applicable therein.

6.13 Subject to Approval. This Plan is adopted subject to the approval of the shareholders of the Corporation (if required by law or regulation) and any other required regulatory approval. To the extent a provision of this Plan requires regulatory approval which is not received, such provision shall be severed from the remainder of this Plan until the approval is received and the remainder of this Plan shall remain in effect.

SCHEDULE 1

OPTION AGREEMENT

This Option Agreement is entered into between Goinstant, Inc. (the “Corporation”) and the optionholder named below (the “Optionholder”) pursuant to the Corporation’s Stock Option Plan (the “Plan”), a copy of which is attached hereto, and confirms that subject to the Plan the Corporation has granted the Optionholder options (the “Option”) to purchase Shares, in accordance with the following:

Start Date:

Number of Shares:

Exercise Price:

Vesting Schedule:	25% of the Options shall vest of the first anniversary of the Start Date, and the remaining 75% shall vest in thirty-six (36) equal monthly amounts, beginning at the end of the month in which such anniversary falls, with any remainder due to rounding vesting in the final month.
Expiry Date:

The Options are personal to the Optionholder and not transferable or assignable. Capitalized terms used and not defined herein shall have the meanings ascribed thereto in the Plan.

As a condition to the exercise of each Option granted hereunder, the Optionholder (and, if applicable, the applicable Eligible Individual together with the Personal Holding Corporation or Trustee which is to acquire the Options) shall execute and deliver to the Corporation (i) an assumption agreement in such form as the Corporation may from time to time determine, under which the foregoing Persons become a party to the Shareholders Agreement; and (ii) an assumption agreement in such form as the Corporation may from time to time determine, under which the foregoing persons become a party to the Voting Trust Agreement. The Shareholders Agreement and Voting Trust Agreement provide for restrictions on a Participant’s rights in respect of the applicable Shares, and the current forms thereof are available for viewing on request. The Optionholder acknowledges that, among other things, the Voting Trust Agreement and the Shareholders Agreement provide for restrictions on transfers of Shares, give all voting rights attached to the Shares to the Voting Trustee, and require the Optionholder to sell such Shares in certain circumstances.

This Agreement constitutes Optionholder’s acknowledgement of, and undertaking to comply with, to the satisfaction of the Corporation, all applicable legal or other requirements of any applicable regulatory authority. Such requirements may include: (i) the placement of legends on share certificates restricting transfer of such Shares; (ii) the making of representations by Optionholder that Optionholder is acquiring such Shares for investment and not with a view to distribution; (iii) the filing of any required information or statements with any applicable regulatory authority; and (iv) the making of arrangements with the Corporation for the satisfaction of all federal and provincial income and employment tax withholding requirements applicable to the Option exercise. Optionholder acknowledges and agrees that the Corporation may refuse to honor the exercise and refuse to deliver Shares if such withholding amounts are not delivered at the time of exercise.

The Optionholder hereby acknowledges receipt of a copy of the Plan and represents that he/she is familiar with the terms and provisions thereof, have reviewed the Plan and this Agreement in their entirety, have had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of this Agreement, and hereby accepts this Agreement subject to all of the terms and provisions thereof. The Optionholder hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Corporation upon any questions arising under the Plan or this Agreement.

The Optionholder acknowledges and agrees that his/her participation in the Plan, acceptance of the Option granted hereunder and entering into of this Agreement is voluntary and has not been effected by expectation of employment or continued employment, appointment or continued appointment as an officer or director, or engagement or continued engagement as a consultant, as the case may be.

Nothing in the Plan or in this Option Agreement will affect the Corporation’s right, or that of an Affiliate, to terminate the employment of, term of office of, or consulting agreement or arrangement with an Optionholder in accordance with the applicable agreement. Upon such termination, an Optionholder’s rights to exercise Options will be subject to restrictions and time limits for the exercise of Options. Details of such restrictions are set out in the Plan.

This Agreement and the Plan together constitute the entire agreement between the parties pertaining to subject matter hereof, and supersede in their entirety any prior agreements, commitments or understandings concerning the subject matter of this Agreement. This Agreement is governed by the laws of the Province of Ontario. Optionholder hereby attorns to the exclusive jurisdiction of the Province of Ontario in all matters pertaining to this Agreement.

IN WITNESS WHEREOF the Corporation and the Optionholder have executed this Option Agreement as of                     , 20    .

Goinstant, Inc.

By:

Name of Optionholder

Signature of Optionholder

SCHEDULE 2

EXERCISE FORM

TO:        Goinstant, Inc. (THE “CORPORATION”)

Pursuant to the stock option plan (the “Plan”) of the Corporation and an option granted by the Corporation to the undersigned on                     , 20    , the undersigned hereby elects to purchase              Shares of the Corporation and encloses a certified/bank draft cheque payable to the Corporation in the aggregate amount of $            , being $             per Share. Terms used and not defined herein have the meanings given to them in the Plan.

The undersigned requests that the Shares be beneficially held in the following name, in accordance with the terms of the Plan:

(Print Name as Name is to Appear on Register of Beneficial Holders)

The undersigned requests that the following address be shown as the address of the beneficial holder of the Shares:

This Exercise Form, the Plan and the option agreement governing these Options constitute the entire agreement between the undersigned and the Corporation concerning the Options and supersede in their entirety any prior agreements, undertakings or understandings concerning the subject matter hereof.

DATED as of this      day of                     , 20    .

Witness	[Name of Participant]